Exhibit 99.1

Sun Pharma and Intrexon Form Joint Venture to Develop

New Class of Therapeutics for Ocular Diseases

Pipeline of Potential Ocular Therapies to Help Millions Worldwide

Suffering from Blinding Diseases

Mumbai, India, and Germantown, USA, Oct. 1, 2013 – Sun Pharmaceutical Industries Ltd. (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715), an international specialty pharmaceutical company focused on chronic diseases, through its subsidiary, and Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the formation of a joint venture to develop controllable gene-based therapies for the treatment of ocular diseases that cause partial or total blindness in millions of people worldwide. Initial targets are dry age-related macular degeneration (AMD), glaucoma and retinitis pigmentosa.

The joint venture will leverage Sun Pharma’s global capabilities and experience in developing and manufacturing complex dosage forms and specialty pharmaceuticals for niche therapy areas. Intrexon and Sun Pharma will share in both the financing of, and the revenues from, the joint venture.

Through an Exclusive Channel Collaboration (ECC), the joint venture will have access to Intrexon’s full suite of proprietary synthetic biology technologies, including the RheoSwitch Therapeutic System® (RTS®) platform. RTS® is a clinically validated method for controlling the location, concentration and timing of protein expression. RTS® may address a long-standing limitation of current approaches by enabling patients to receive a targeted biologic therapy without having to endure a lifetime of injections.

In addition to the initial targets, the companies intend to further expand the future pipeline of targeted ocular diseases to potentially include wet AMD, macular edema, non-infectious uveitis and diabetic retinopathy.

Samuel Broder, M.D., Senior Vice President of Intrexon’s Health Sector and former Director of the National Cancer Institute, noted that current treatments for major ocular disorders require frequent and often painful interventions that, at best, only slow the progression of the disease.

“Using our RTS® platform, the goal is to engineer a gene-based ocular treatment in which the concentration, location and timing of protein expression can be controlled with small molecule therapy,” Dr. Broder said. “In combination with Sun Pharma’s tremendous development and manufacturing experience, we hope to produce a therapy that is minimally invasive as well as maximally effective in treating these debilitating diseases.”

Dilip Shanghvi, Managing Director of Sun Pharma, said “We believe Intrexon’s biotechnology capabilities will enable us to develop not one, but several highly effective, novel treatments for multiple ocular disorders where there is currently an unmet need. Through this partnership it is our goal to provide relief for millions of people who today have very few treatment options and little hope of preserving their vision.”

Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon, said the collaboration between Sun Pharma and Intrexon is a model relationship aligned to accelerate development and production of new bio-engineered therapies.

“Today, more people suffer from ocular diseases than cancer,” Kirk said. “To address this immense unmet need, our innovative collaboration will unite Sun Pharma’s global capability to develop and manufacture complex pharmaceuticals with Intrexon’s proprietary cell and gene engineering technologies. We share Sun Pharma’s enthusiasm for the potential of our venture to produce a pipeline of product opportunities aimed at well-validated therapeutic targets.”

About Sun Pharma

Established in 1983, listed since 1994 and headquartered in India, Sun Pharma (Reuters: SUN.BO, Bloomberg: SUNP IN, NSE: SUNPHARMA, BSE: 524715) is an international, integrated, specialty pharmaceutical company. It manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, US and several other markets across the world. In India, the company is a leader in niche therapy areas of psychiatry, neurology, cardiology, nephrology, gastroenterology, orthopedics and ophthalmology. The company has strong skills in product development, process chemistry, and manufacturing of complex API, as well as dosage forms. More information about the company can be found at www.sunpharma.com.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is a leader in synthetic biology focused on collaborating with companies in Health, Food, Energy and the Environment to create biologically-based products that improve the quality of life and the health of the planet. Through the company’s proprietary UltraVector® platform, Intrexon provides its partners with industrial-scale design and development of complex biological systems. The UltraVector® platform delivers unprecedented control over the quality, function, and performance of living cells. We call our synthetic biology approach and integrated technologies Better DNA®, and we invite you to discover more at www.dna.com.

Trademarks

Intrexon, RheoSwitch Therapeutic System, UltraVector and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information contact:

Sun Pharma Contacts:

Nimish Desai		Mira Desai
Tel	+91 22 6645 5645, Xtn 717	Tel	+91 22 6645 5645, Xtn 606
Tel Direct	+91 22 6645 5717	Tel Direct	+91 22 66455606
Mobile	+91-98203 30182	Mobile	+91 98219 23797
E mail	nimish.desai@sunpharma.com	E mail	mira.desai@sunpharma.com

Intrexon Corporation Contacts:

Peter McLaughlin Vice President, Corporate Communications		Marie L. Rossi, Ph.D. Manager, Technical Communications
Tel	+1 (323) 842-7779	Tel	+1 (301) 556-9944
E mail	pmclaughlin@intrexon.com	E mail	mrossi@intrexon.com